Exhibit 10.12
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[LOGO OMITTED]                  CAPITAL GROWTH FINANCIAL
                          YOUR COMBINATION TO FINANCIAL SUCCESS
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December 14, 2006

Wilson Holdings, Inc.
8121 Bee Caves Road
Austin, TX 78746

Attn: Clark N. Wilson, CEO

     Re:  $35 million Pubic Offering of Shares of Common Stock
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Gentlemen:

This will confirm the understanding and agreement (the "Agreement") between Wilson Holdings, Inc., its successors, subsidiaries or assigns (collectively the "Company") and Capital Growth Financial, LLC (the "Underwriter") with respect to a proposed public offering (the "Offering") by the Company of approximately $35 million of shares of the Company's Common Stock (the "Shares") at a public offering price ("Public Offering Price") that represents a small discount to the market price per share of the Company's Common Stock (the "Common Stock") prior to the effective date of the public offering.

On the basis of our discussions and the preliminary information submitted by the Company, the Underwriter hereby confirms in principle its interest in underwriting the proposed public offering of shares of the Company's Common Stock on a firm commitment basis in accordance with the terms set forth in this Letter of Intent.

The Company hereby engages the Underwriter, and the Underwriter accepts such engagement, as the Company's financial advisor and investment banker in connection with the management of the public offering of the Shares on a firm commitment basis through the Underwriter on the terms and conditions set forth below.

     1. A registration statement ("Registration Statement") as prescribed under the Securities Act of 1933, as amended (the "Act"), together with exhibits, including the related Prospectus, will be prepared by the Company and filed with the United States Securities and Exchange Commission (the "Commission") at a time to be agreed by the Company and the Underwriter. All consolidated financial statements contained in the Registration Statement or Prospectus, as amended from time to time, will be in a form and will be prepared and reported on (to the extent required by the Commission's rules) by an accounting firm reasonably acceptable to the Underwriter. Based on the information provided to the underwriter, the Company's current accounting firm (i.e. Helin, Danovan, Trubee & Wilkinson, LLP) is acceptable to the Underwriter.

          The form of the Registration Statement or any amendment to the Registration Statement will be submitted to the Underwriter and to the Underwriter's counsel for review and approval. The content of any oral comments and copies of all comment letters and all other correspondence with the Commission will promptly be supplied to the Underwriter and its counsel.

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          Such Registration Statement and the terms and conditions of the
          Offering shall conform with all federal regulatory requirements and comparable public offerings.

     2. The Company proposes to employ the Underwriter for the purpose of underwriting the Offering of the Shares on a firm commitment basis and the Underwriter will act as principal in purchasing the Shares from the Company under a firm commitment.

          For a period of 60 days from the effective date, the Company shall grant the Underwriter an over-allotment option for up to 15% of the Shares sold in the Offering at the offering price, less the Underwriter's discount.

          The Underwriter, at its sole discretion, may form a syndicate to sell the Shares including other underwriters and selling group members, who are acceptable to the Company.

     3. A bona fide public offering of the Shares will commence within three business days of the effective date of the Registration Statement. The Underwriter, subject to the provisions of the Underwriting Agreement, will pay for the Shares not later than three (3) business days after the effective date of the Registration Statement.

     4.   It is understood that, during the period of the Offering and for six
          (6) months from the date of the definitive Prospectus used in the Offering, the Company will not sell or otherwise dispose of any securities without prior written consent of the Underwriter, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Company may issue shares in connection with a bona fide acquisition or pursuant to the Company's stock option or other similar compensation plan or upon the exercise of warrants outstanding prior to its effective date.

     5. It is understood that the proposed Underwriting Agreement will provide for reciprocal customary Indemnification between the Company and the Underwriter as to certain liabilities, including liabilities under the Act.

     6. In connection with the Underwriter's due diligence investigation of the Company prior to the effective date, all documents, financial reports, news releases, if any, and other information relating to the Company's affairs will be made available to the Underwriter and one copy of any such documents will be furnished to the Underwriter's counsel. Included in such documents, which may be copies and delivered as soon as possible, are (i) all articles of incorporation and amendments, (ii) bylaws and amendments, (iii) minutes of all of the Company's Incorporators', directors' and shareholders' meetings, (iv) all financial statements, (v) correct copies of all lease agreements,
          (vi) correct copies of any material contracts and agreements to which the Company is a party, and (vii) such other documents as shall be reasonably requested by the Underwriter's counsel.

     7. It is understood that the officers, directors and principal shareholders of the Company will each complete, sign and return to the Underwriter, a customary questionnaire in the form presented.

     8. It is understood that the Company and the Underwriter will each advise the other party promptly and confirm in writing the receipt of any threat of or the initiation of any steps or procedures which would impair or prevent the right to offer any of the Company's securities or the issuance of any "suspension orders" or other prohibitions by the Commission or any other regulatory authority preventing or impairing Offering.

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     9.   The Underwriting Agreement, Agreement Among Underwriters, if
          applicable, Selected Dealers Agreement and Underwriter's Warrant shall be prepared by counsel for the Underwriter (subject to negotiation with the Company), and such counsel shall make all required filings with the National Association of Securities Dealers (NASD). In this regard, the Company shall supply to counsel for the Underwriter complete copies of the Registration Statement, including the Preliminary Prospectus and all exhibits, for filing with the NASD in such quantities as counsel to the underwriter may reasonably require at the Company's expense. The text of the Prospectus, the Registration Statement, and all other documents filed with the Commission pursuant to the requirements of the Act and the Rules and Regulations thereunder, shall conform to the requirements of such Act and Rules and Regulations in all material respects and shall be in form and content satisfactory to counsel for the Underwriter. All corporate proceeding undertaken by the Company and other legal matters which relate to the public offering and other related transactions shall be satisfactory in all material respects to counsel for the Underwriter.

          In the event it is required, it is understood and agreed that the Company and the Underwriter shall use their reasonable best efforts to qualify (blue sky) the sale of the Shares in the states as may be selected by the Underwriter, provided that the Company shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any state or subject itself to taxation in any such state. Immediately prior to the effective date of the Registration Statement, counsel for the Underwriter shall advise counsel for the Company, in writing, of all states wherein the offering has been registered for sale, cancelled, withdrawn or denied, the date of such events(s) and the number of Shares registered. The Company shall be responsible for all state registration filing fees, disbursements and reasonable and actual legal fees of Underwriter's counsel in connection with such filings as well as a memorandum with respect to secondary trading and such fees shall be paid as incurred.

          The Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including all expenses and fees incident to the filing of the Registration Statement with the Commission, the costs for the qualification of the Shares under state securities laws, fees of accountants for the Company, costs of preparing, printing and mailing as many copies of the Registration Statement, and related exhibits as the Underwriter may deem necessary, including all amendments and supplements to the Registration Statement, all preliminary and final prospectuses, the preliminary and final Blue Sky memorandum, the certificates for the Shares and the Underwriter's Warrants (defined below), and all other documents and instruments required in connection with the proposed public offering and the cost of tombstone advertisements.

          The Company shall also bear, as incurred, the reasonable, actual costs of (i) a background investigation of the CEO, COO and CFO of the Company, and (ii) due diligence (road show) meetings for syndicate members and others.

     10. It is understood that the Company shall reimburse the Underwriter on a non-accountable basis for expenses in the amount of 2% of the gross proceeds of the public offering (inclusive of Shares sold pursuant to the Underwriter's over-allotment option) (the "Offering Expense Fee"), which sum shall not include: reasonable and actual fees of the Underwriter's counsel; fees of the Company's counsel; state registration fees; NASD filing fees; Standard & Poor's listing fee; printing, mailing and all other expenses customarily paid by the issuer in a public offering. A non-refundable sum of $50,000

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          which will be credited against the Offering Expense Fee, will be paid to the Underwriter by the Company upon execution of this letter agreement on behalf of the Company.

     11. It is understood and agreed between the Company and the Underwriter that the proposed public offering is subject to termination by the Underwriter, in its sole discretion, if between the date of this letter and the effective date, there has been a material adverse change in the company's financial or business condition, or, prospects or, at the date of the proposed offering, market conditions have become adverse so as to no not justify the Offering.

     12. The Underwriting Agreement will provide that the Underwriter shall purchase the Shares at a discount equal to 8.5% of the public offering price of the Shares.

     13. At the closing of the sale of the Shares being offered, the company will sell to the Underwriter a warrant (the "Underwriter's Warrant"), for $100, entitling the Underwriter to purchase an aggregate of 8.5% of the number of Shares sold in the offering at a price equal to 120% of the public offering price. The Underwriter's Warrants shall be non-exercisable and non-transferable (other than a transfer to affiliates of the Underwriter or members of the selling group) for a period of 6 months following the date of the definitive Prospectus. The Underwriter's warrants shall terminate on the fifth anniversary of the closing of the sale of the shares.

          The Underwriter's Warrant shall contain anti-dilution provisions for stock splits, stock dividends, recapitalizations, stock combinations and the like and shall be non redeemable.

          The Company and the Underwriter agree that the Underwriter may designate that the Underwriter's Warrants be issued in varying amounts directly to its officers, directors, shareholders, employees, and other proper persons and not to the Underwriter; however, such designation will only be made by the Underwriter if it determines and represents to the company that such issuance would not violate the interpretation of the Board of Governors of the NASD relating to the review of corporate financing arrangements and would not require registration of the Underwriter's Warrants or underlying securities.

          During the four and one-half year period commencing six months from the effective date of the Registration Statement, the Company will use its reasonable best efforts to assist the holders of the Underwriter's Warrants and the underlying securities to sell the Underwriter's Warrants and the underlying securities which comprise the Underwriter's Warrants when and if requested by the Underwriter. These reasonable best efforts shall include the preparation and filing of one registration statement during such four and one-half year period at the request of the holders of at least 50% of such securities and maintaining the effectiveness thereof for at least twelve (12) months at the company's sole expense (excluding Underwriting discounts and commissions), including reasonable Blue Sky fees and expenses; provided, however, that the Company shall have no obligation to prepare and file a registration statement if, within twenty (20) days after it receives a request therefore as set forth above, the Company agrees to purchase the Underwriter's Warrants and/or the underlying Stock from the requesting holders thereof at a price, in the case of the Underwriter's Warrants, equal to the difference between the exercise price of the warrants and the current market price of the Company's Common Stock and in the case of the underlying Common Stock at the current market price of the Company's Common Stock; and provided further, that the Company may defer or suspend if (i) such registration statement would have to include disclosure of a material fact or plan that the Company believes would have a material adverse effect on any proposal or plan by the Company to engage in any acquisition, merger or other significant transaction, or (ii) the Company has filed a registration statement relating to any of the Company's securities and the Company believes that the filing of the registration statement relating to the Shares of Common Stock issuable upon exercise of the Underwriter's Warrant would materially adversely affect the offering by the Company or the market for the Company's securities after such an offering. The current market price of the Company's Common Stock shall mean the average of the closing bid and ask prices for the Company's Common Stock during the five business day period preceding such a request.

          The Company agrees that for a period starting at the beginning of the second year and concluding at the end of the fifth year after the effective date of the Registration Statement, the Company will notify all holders of the Underwriter's Warrants and underlying securities whose securities may not be sold under Commission Rule 144(K) or otherwise sold under Rule 144 within any 3 month period of the Company's intention to effect any public offering of the Company's securities (whether by the Company or by any security holder of the Company) and, if requested by the Underwriter (subject to customary cutback provisions), include any underlying securities in such offering at the Company's sole cost and expense ("Piggyback Registration Rights").

          Any holders of securities to be included in a registration statement in connection with exercising demand or piggy-back registration rights will deliver to the Company a customary Selling Stockholder questionnaire and provide customary indemnification.

     14. The Company and the Underwriter represent to each other that no person will receive a fee or payment as a finder or as a consultant in connection with the transactions contemplated herein and each will indemnify the other party with respect to any claim, for a finder's or consultant's fee in connection herewith.

     15. It is understood that this letter is merely a statement of intent and, while the parties hereto agree in principle to the contents here of and they propose to proceed promptly and in good faith to work out the arrangement with respect to the Offering, any binding legal obligations between the parties hereto shall be only as set forth in a duly negotiated and executed Underwriting Agreement.

          If the public offering contemplated by this Letter of Intent does not proceed for any reason, the provisions of this Letter of Intent shall be null and void except that the Company shall pay the Underwriter and the Underwriter's counsel all actual, reasonable and accountable expenses and legal fees incurred to the point of cancellation (not to exceed $50,000) and offset against any allocations received by the Underwriter or Underwriter's counsel at the point of cancellation; provided, however, that in no event shall Underwriter be required to return the non-refundable amount set forth in Paragraph 10 provided further, however such expenses and fees shall not be payable by the Company if the public offering does not proceed due to the inability of the Underwriter to obtain clearance from the NASD as to the terms of the underwriting agreement.

     16. The Company will engage CGF as a non-exclusive consultant and advisor for a period of two years from the effective date of the Registration

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          Statement at a fee of $5,000 per month with the aggregate of such compensation ($120,000) payable at the closing of the public offering.

     17. For a period of two years following the effective date of the Registration Statement, the Company agrees to consult the Underwriter with respect to any future offerings of the Company's securities.

     18. The Company agrees that, for a period of two (2) years following the effective date, the Company, at its sole expense, shall contract with the Company's transfer agent and DTC to provide the Underwriter with copies of transfer sheets on a daily basis and DTC weekly securities listings.

     19. The underwriting agreement shall provide that the Underwriter shall have the right to designate Alan Jacobs, Michael Jacobs or another mutually acceptable representative of the Underwriter to attend Board of Directors' meetings as a non-voting observer for a period of two
          (2) years after the effective date of the Registration Statement, provided such designee is reasonably acceptable to the Company, signs a confidentiality agreement. Such observer may be excluded from any meetings of the Board of Directors, or portion thereof, where deemed necessary by Company counsel to protect attorney-client privilege. Attendance at such meetings shall be at the expense of the Company.

     20. If the Company elects not proceed with the offering for any reason at a time when the Underwriter is ready, willing and able to proceed, and subsequently engages in any public offering, private placement, merger or other similar transaction within twelve (12) months following the Company's election not to proceed, then the Underwriter shall have the right to receive an Investment Banking fee from the Company in connection therewith equal to two percent (2%) of the consideration paid or received in any such transaction.

     21. The Underwriter's intention as expressed in this Agreement is subject to the following general conditions:

          a. The Company represents and warrants to the Underwriter that, other than payments to Tejas Securities Group, (i) during the prior twelve months, it has not paid any monies or other compensation or issued any securities to any member of the NASD. No holder of the Company's securities has any right (which will not be waived) to "piggyback" its securities in the offering.

          b. Continued process by the Company, satisfactory to Underwriter, in meeting its internal forecasts.

          c. Satisfactory completion of its due diligence review. There will have been no material adverse change in the business or financial condition of the Company or any material adverse change in the overall capital market.

          d. All relevant terms, conditions and circumstances relating to the proposed public offering will be reasonably satisfactory to Underwriter and its counsel.

          e. The underwriting agreement will contain typical representations and covenants of the Company. Including reciprocal covenants of indemnity and will provide for satisfactory opinions of counsel to the Company and Underwriter.

          f. The Company will provide typical "comfort letters" from its independent certified accountants with respect to the unaudited financial statements and other financial information and other data contained in the Registration Statement as specified in the underwriting agreement and with regard to the period from the date of the audited financial statements to a few days prior to both the offering date and the closing date(s).

          g. All transactions between the parties in the Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

Please confirm that this letter correctly sets forth our understanding by signing and returning a copy to us along with payment of the expense advance referred to in paragraph 10 above.

Very truly yours,                                ACCEPTED AND AGREED:

CAPITAL GROWTH FINANCIAL, LLC                    WILSON HOLDINGS, INC.

By /s/ Alan L. Jacobs                            By /s/ Clark N. Wilson
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   Alan L. Jacobs, Chairman & CEO                   Clark N. Wilson, CEO